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                                                                      EXHIBIT 11
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                      PEDIATRIC SERVICES OF AMERICA, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                                    PRIMARY

                                                                                     YEAR ENDED SEPTEMBER 30,
                                                                                     ------------------------
                                                                                1997            1996            1995
                                                                                ----            ----            ----
Weighted average common stock outstanding during the period..............    6,260,017        5,974,146       4,620,507
Warrant exercises........................................................            -           14,324               -
Dilutive Warrants and options computed in accordance with the treasury stock method as required by the SEC not included
   above.................................................................      194,073          311,737         437,481
Shares canceled from Escrow..............................................       (8,335)               -               -
                                                                            ----------        ----------     ----------
Total....................................................................    6,445,755         6,300,207      5,057,988
                                                                            ==========        ==========     ==========

NET INCOME ATTRIBUTABLE TO COMMON AND COMMON EQUIVALENT SHARES:
Income before extraordinary item.........................................   $7,254,698        $5,046,333     $4,211,496
Less accretion on redeemable preferred stock.............................            -           (10,174)       (35,952)
Less preferred stock dividend............................................            -           (85,750)      (194,943)
                                                                            ----------        ----------     ----------
Income before extraordinary item.........................................    7,254,698         4,950,409      3,980,601
Extraordinary item, net of tax...........................................            -                 -        781,220
                                                                            ----------        ----------     ----------
Net income attributable to common and common equivalent shares...........   $7,254,698        $4,950,409     $4,761,821
                                                                            ==========        ==========     ==========

PER SHARE DATA:
Per share amount before extraordinary item...............................   $     1.13        $     0.79     $     0.79
Per share amount extraordinary item......................................            -                 -           0.15
                                                                            ----------        ----------     ----------
Per share amount net income loss.........................................   $     1.13        $     0.79     $     0.94
                                                                            ==========        ==========     ==========
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